Exhibit 99.1

International Land Alliance Signs Letter of Intent to Acquire Land and Permits for 450 Homesites

SAN DIEGO, CALIFORNIA, MARCH 30, 2021 —International Land Alliance, Inc. (OTCQB: ILAL), (“ILA” or the “Company”), an international land investment and development firm, has signed a Letter of Intent (the “LOI”) to acquire two parcels of land in Rosarito Beach, Baja California, Mexico, with total surface area of roughly 32 acres valued at approximately $6 million. The all-stock transaction includes plans and permits for an existing 450-homesite project situated on the Pacific Ocean, with existing sales averaging $50,000 per residential lot. The LOI includes the accounts receivable for lots sold and the remaining unsold lots.

“This oceanfront project is a great compliment to our current product offering in the Tijuana – Ensenada corridor, a region which continues to lend well to our development model,” said Roberto Valdes, Chairman & Chief Executive Officer of ILA. “Having a dedicated management team to oversee the existing project, which already has established permits and sales, will allow us to seamlessly integrate the development into our portfolio. The acquisition also provides ILA with expanded sales and marketing resources, which we expect to benefit existing home sales at our neighboring Valle Divino and Plaza Bajamar properties. We look forward to working with our new partner to advance this exciting residential project by leveraging ILA’s proptech applications and construction services.”

The Company expects to complete due diligence and close this transaction 45 to 60 days. Further details on the transaction will be announced at closing.

For more information on International Land Alliance, please visit the Company’s recently launched investor relations section of its website at https://ir.ila.company/.

About International Land Alliance, Inc.:

International Land Alliance, Inc. (OTCQB:ILAL) is an international land investment and development firm based in San Diego, California. As its’ core mission, the Company has embraced technology for sustainable and socially responsible solutions, in addition to using proptech and construction tech advanced applications to meet these goals. The Company is focused on acquiring attractive raw land primarily in Northern Baja California, often within driving distance from Southern California. The Company serves its shareholders by devoting considerable time and resources to seeking out the finest sites available and obtaining the necessary development permits to build a compelling portfolio of properties, which provide a diversity of investment and living options. Please visit: www.ila.company.

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectation and actual results may vary (perhaps materially) from certain of the results anticipated herein.

CONTACT:

Investor Relations:

Brooks Hamilton

Senior Vice President

MZ Group – MZ North America

(949) 546-6326

ILAL@mzgroup.us

www.mzgroup.us